FIRST AMENDMENT TO THE

DEFERRED COMPENSATION Agreement

for CARL LUNDBLAD

THIS AMENDMENT (the “Amendment”) is adopted October 24, 2024, to be effective November 1, 2025 by and between LINKBANK, f/k/a The Gratz Bank (the “Employer”) and Carl Lundblad (the “Executive”).

The Executive and Employer executed a Deferred Compensation Agreement effective November 1, 2021 (the “Agreement”) which provides retirement benefits to the Executive under certain circumstances. The Employer and the Executive now wish to change the Change in Control Benefits (described in Section 4.4 of the Agreement) under the Agreement. To ensure compliance with Section 409A of the internal Revenue Code of 1986, as amended (the “Code”), this Amendment shall not be effective until at least one year has passed from the date of its execution and the Change in Control Benefit payment shall be delayed at least five years.

NOW, THEREFORE, the Employer and the Executive adopt the following amendments to the Agreement:

Section 4.4 of the Agreement shall be deleted and replaced by the following:

4.4 Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by a Separation from Service occurring prior to Normal Retirement Age, the Employer shall pay the Executive the sum of (i) the Deferral Account balance calculated at Separation from Service and (ii) an additional amount equal to Base Salary determined as of the date of the Change in Control. This benefit shall be paid in one hundred eighty (180) consecutive substantially equal monthly installments and shall commence the later of (i) the month following Normal Retirement Age or (ii) the sixty-first month following Separation from Service, with interest credited on the unpaid balance at the Crediting Rate as described in Section 3.1(b).

The Employer and the Executive intend that this Amendment and the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or the Executive’s beneficiary. This Amendment and the Agreement shall be construed, administered and governed in a manner that affects such intent, and neither the Executive nor the Employer shall not take any action that would be inconsistent therewith.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have executed this Amendment as indicated below:

Executive Employer:

/s/Carl D. Lundblad By: /s/Andrew Samuel

Its: Chief Executive Officer